Exhibit 10.1.24
LONG-TERM INCENTIVE AWARD
Date of Award: [DATE]
Number of Targeted Phantom Shares Awarded: x,xxx
Recipient
Dear (name):
     I am pleased to inform you that Terra Industries Inc. (“Terra”) has awarded you Phantom Shares in recognition of your valued service to Terra and as an inducement for your continued contribution to the success of Terra.
     The number of Phantom Shares noted above represents the targeted amount. You will be entitled to a cash payment, less applicable taxes, equal to the value of between 0% and 200% of the targeted number of Phantom Shares based on Terra’s annualized average return on capital employed (“ROCE”) described as follows:
a. The ROCE period will be the thirty-six month period ending [DATE] (referred to hereafter as the “Period”).
b. The return amount, or numerator of the calculation, will be the annualized average of the sum of Income from Operations for the Period, adjusted for any charges or credits the Compensation Committee deems unusual, reduced by 35% representing normal income tax expense.
c. The capital amount, or denominator of the calculation, will be the average of the amounts reported on the twelve Terra quarterly balance sheets for the Period for the following items: Common shareholders and preferred shareholders equity, short and long-term debt, deferred income taxes and minority interest, less cash.
d. If Terra’s annualized average ROCE for the Period is 4% or less no cash value of the targeted Phantom Shares will be earned.
e. If Terra’s annualized average ROCE for the Period is between 4% and 9%, 1% of the cash value of the targeted Phantom Shares will be earned for each 0.05% annualized average ROCE exceeds 4%.
f. If Terra’s annualized average ROCE for the Period is between 9% and 11.5%, 1% of the cash value of the targeted Phantom Shares will be earned for each 0.025% annualized average ROCE exceeds 9%.

g. The maximum cash value earned is 200% of the Phantom Shares targeted amount.
     Any cash payment attributable to the Phantom Shares will be made as soon as practical in [YEAR] after the Compensation Committee of Terra’s Board of Directors approves the portion, if any, of targeted Phantom Shares granted herein that is earned based on Terra’s performance during the period.
     In the event of a sale of Terra (including by merger or other corporate transaction) or a sale of substantially all of the Company’s assets, the number of Phantom Shares earned in the event of the sale of the Company prior to December 31, 2008 will be the greater of (a) the calculated award described in a. through g. above using the actual quarters completed in the Period and (b) the targeted number of Phantom Shares. Any noncash, deferred or contingent consideration provided for in the sale agreement shall be valued at its fair market value on a present value basis. The determination of value for these purposes shall be conclusively made by the Company with the assistance of the Company’s independent accountants.
     Your rights with respect to this Phantom Shares Grant may not be assigned or transferred in any manner and shall not be subject to any lien, claim, encumbrance, obligation or liability of any kind.
     If your employment is terminated by death or permanent disability (as defined below) during the Period, you or your beneficiary shall continue to be eligible for award pursuant to this letter for one year from the date of death, or permanent disability.
     If your employment terminates for any reason other than death or permanent disability prior to the completion of the Period, all of your rights with respect to this Phantom Stock Award shall be forfeited.
     You may designate one or more beneficiaries by a writing filed with the Secretary of Terra. Beneficiaries may be named contingently or successively and may share in different proportions if so designated.
     Permanent disability shall mean a disability by reason of illness, accident or other incapacity as a result of which you are not engaged in any occupation or employment for wage or profit for which you are reasonably qualified by education, training or experience; provided, however, that in the event Terra maintains a long-term disability plan in which you are entitled to receive benefits, you shall be deemed to be permanently disabled when you become eligible to receive benefits under the long-term disability plan.
     Although this Phantom Share award is intended to provide you with an economic equivalent of stock ownership, the award of Phantom Shares hereunder shall not entitle you to vote or exercise any of the other rights of a holder of Terra Common Stock.

     In the event of a stock dividend, stock split, or other change in Terra’s Common Stock by reason of recapitalization, reorganization or like transaction, Terra shall make an appropriate adjustment in the number of Phantom Shares credited to your account. However, no adjustment will be made if the number of shares of outstanding Common Stock is changed as a result of a purchase of shares by Terra for their fair value or as a result of the issuance of additional shares of Common Stock for their fair value. For these purposes the determination of Terra that shares are acquired or issued for their fair value shall be final and conclusive.
     Nothing in this Phantom Share award shall confer on you any right to continue in the employ of Terra or to interfere with the right of Terra to terminate your employment at any time.
     Terra’s obligation with respect to this award shall not be funded or secured in any manner, nor shall your right to receive payments be assignable or transferable, voluntarily or involuntarily, except as expressly provided herein.
     Terra shall be entitled to withhold the amount of any tax attributable to any amount payable hereunder.
     This Phantom Share Grant shall be construed in accordance with and governed by the laws of the State of Iowa without regard to any state’s conflict of laws principles.
     If you have any questions with respect to this Award, please feel free to call upon me.

Very truly yours,

TERRA INDUSTRIES INC.

By:
President and Chief Executive Officer

By:
Vice President, General Counsel
and Corporate Secretary